Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger
FOR IMMEDIATE RELEASE	EVP-Chief Financial Officer
(336) 217-4070

lisaklinger@thefreshmarket.com

The Fresh Market, Inc. Announces Fourth Quarter and Year-end Earnings Conference Call

and Webcast and Change of Fiscal Year End

GREENSBORO, North Carolina – February 1, 2011 – The Fresh Market, Inc. (NASDAQ: TFM) today announced it will issue financial results for the Company’s fourth quarter and full year ending December 31, 2010 prior to the market opening on Wednesday, February 23, 2011. Following the release, the Company will host a conference call at 11:00 a.m. Eastern Time, hosted by President and Chief Executive Officer, Craig Carlock and Executive Vice President and Chief Financial Officer, Lisa Klinger. During the conference call, the Company may answer questions concerning business and financial developments, trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 852-2928. Any interested party will also have the opportunity to access the call via the Internet at www.thefreshmarket.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.thefreshmarket.com.

The Company also announced today that on January 26, 2011 its Board of Directors approved the change of the Company’s fiscal year end from December 31 of each year to the last Sunday in January of each year, commencing with the Company’s 2012 fiscal year, which began January 31, 2011 and will end January 29, 2012. As a result of the change, the Company will have a one month transition period from January 1, 2011 to January 30, 2011.

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. The company operates 100 stores in 20 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

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This press release is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com).